(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President & Chief Financial Officer
Telephone: 978.284.4446

MKS Instruments Reports Third Quarter 2005 Results

Wilmington, Mass., October 27, 2005 — MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, today reported third quarter 2005 financial results. Net sales were $122.5 million, down 6 percent from $130.2 million in the second quarter of 2005 and down 12 percent from $139.7 million in the third quarter of 2004.

Third quarter GAAP net earnings totaled $7.2 million, or $0.13 per diluted share, compared to $9.8 million, or $0.18 per diluted share, in the second quarter of 2005 and $12.2 million, or $0.22 per diluted share, in the third quarter of 2004. Non-GAAP earnings, which exclude amortization of acquired intangible assets and special items, were $9.2 million, or $0.17 per share, compared to $10.2 million, or $0.19 per share, in the second quarter of 2005 and $15.8 million, or $0.29 per share, in the third quarter of 2004.

Net sales for the nine months ended September 30, 2005 totaled $380.1 million compared to $424.2 million for the first nine months of 2004. GAAP net earnings totaled $22.5 million, or $0.41 per diluted share, compared to $45.7 million, or $0.83 per diluted share, for the nine months of 2004. Non-GAAP earnings totaled $27.4 million, or $0.50 per share, compared to $51.8 million, or $0.95 per share, for the nine months of 2004.

Leo Berlinghieri, Chief Executive Officer and President, said, “In the third quarter, we achieved higher than expected earnings on sales that were within our guidance. As we anticipated on the second quarter call, our third quarter sales reflected cautious order patterns by semiconductor OEM customers. At the same time, our sales to semiconductor device manufacturers and other markets remained relatively stable. Lower operating expenses and higher interest income contributed to our earnings performance, and we generated approximately $9 million in cash from operations.

“We remain focused on improving process performance and productivity in semiconductor and other markets to continue to drive profitable growth. As processes become more complex, we are leveraging the power of information for process monitoring and control. In the quarter, we launched new products that are differentiated in the marketplace by delivering new levels of productivity. We expect these systems will generate new business, based on positive responses during customer evaluations.

“Looking ahead to the fourth quarter, market conditions remain unclear. Major semiconductor OEMs have guided for bookings to increase next quarter, which should represent increased production in future quarters. Based on current customer order patterns, we expect that fourth quarter sales could remain relatively stable and range from $120 to $126 million. At this volume, both GAAP net earnings and non-GAAP operating earnings could range from $0.13 to $0.17 per diluted share.”

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS has historically been acquisitive, and MKS’ management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions and other special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

Management will discuss third quarter financial results on a conference call today at 8:30 a.m. (EDT). Dial-in numbers are 1-800-257-1836 for domestic callers and 303-262-2125 for international callers. A live web cast and replay of the conference call will be available on the Investors homepage at www.mksinstruments.com. A telephone replay can be accessed for one week at 303-590-3000, pass code 11041348#.

MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers’ uptime, yield and throughput, and improving their productivity and return on invested capital.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

###

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	September 30, 2005	September 30, 2004	June 30, 2005
Net sales	$122,520	$139,651	$130,193
Cost of sales	74,863	84,045	78,407

Gross profit	47,657	55,606	51,786
Research and development	13,684	14,201	14,689
Selling, general and administrative	22,341	22,971	23,040
Amortization of acquired intangible assets	3,382	3,689	3,693
Restructuring (NOTE 1)	(278)	—	—

Income from operations	8,528	14,745	10,364
Interest income, net	1,811	442	1,348
Other income	—	—	—

Income before income taxes	10,339	15,187	11,712
Provision for income taxes	3,115	3,037	1,934

Net income	$7,224	$12,150	$9,778

Net income per share:
Basic	$0.13	$0.23	$0.18
Diluted	$0.13	$0.22	$0.18

Weighted average shares outstanding:
Basic	54,146	53,602	53,975
Diluted	54,743	54,302	54,451
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$7,224	$12,150	$9,778

Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	2,114	3,689	2,308
Restructuring (NOTE 1)	(174)	—	—
Other income	—	—	—
Benefit for income taxes (NOTE 2)	—	—	(1,901)

Non-GAAP net income (NOTE 3)	$9,164	$15,839	$10,185

Non-GAAP net income per share (NOTE 3)	$0.17	$0.29	$0.19

Weighted average shares outstanding — diluted	54,743	54,302	54,451

NOTE 1: Restructuring for the three months ended September 30, 2005 includes $278 for the favorable lease settlement related to a previously vacated facility.

NOTE 2: The three months ended June 30, 2005 includes a benefit of $1,901 in connection with closing an IRS audit.

NOTE 3: The Non-GAAP net income and Non-GAAP net income per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2005	2004
Net sales	$380,120	$424,221
Cost of sales	231,315	252,993

Gross profit	148,805	171,228
Research and development	42,922	43,157
Selling, general and administrative	69,230	65,784
Amortization of acquired intangible assets	10,765	11,073
Restructuring	176	437

Income from operations	25,712	50,777
Interest income, net	4,257	1,040
Other income (NOTE 1)	—	5,402

Income before income taxes	29,969	57,219
Provision for income taxes	7,509	11,495

Net income	$22,460	$45,724

Net income per share:
Basic	$0.42	$0.86
Diluted	$0.41	$0.83

Weighted average shares outstanding:
Basic	54,000	53,466
Diluted	54,529	54,785
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$22,460	$45,724

Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	6,728	11,073
Restructuring	98	437
Other income (NOTE 1, NOTE 2)	—	(5,402)
Benefit for income taxes (NOTE 3)	(1,901)	—

Non-GAAP net income (NOTE 4)	$27,385	$51,832

Non-GAAP net income per share (NOTE 4)	$0.50	$0.95

Weighted average shares outstanding — diluted	54,529	54,785

NOTE 1: The GAAP amount for September 30, 2004 represents primarily the collection of a note receivable of $5.0 million during the three months ended June 30, 2004 which had been written off in 2002.

NOTE 2: The Non-GAAP adjustment for Other income for September 30, 2004 was originally reported net of tax at $4,272. The amount currently reported as the Non-GAAP adjustment for Other income had been revised in the fourth quarter of 2004 to exclude tax in conjunction with the reversal of the previously established valuation allowance against net deferred tax assets and was reflected in our reported Non-GAAP net earnings of $1.15 per share for 2004.

NOTE 3: The nine months ended September 30, 2005 includes a benefit of $1,901 in connection with closing an IRS audit during the three months ended June 30, 2005.

NOTE 4: The Non-GAAP net income and Non-GAAP net income per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	September 30, 2005	December 31, 2004
ASSETS
Cash and short-term investments	$271,365	$235,900
Trade accounts receivable	76,061	82,315
Inventories	97,776	99,633
Other current assets	25,660	22,037

Total current assets	470,862	439,885
Property, plant and equipment, net	79,699	80,917
Long-term investments	1,240	4,775
Goodwill	255,337	255,740
Other acquired intangible assets	30,560	41,604
Other assets	5,070	5,756

Total assets	$842,768	$828,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$21,242	$24,509
Accounts payable	20,319	23,338
Accrued expenses and other liabilities	41,736	44,338

Total current liabilities	83,297	92,185
Long-term debt	6,438	6,667
Other long-term liabilities	3,569	3,191

Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	636,648	631,760
Retained earnings	104,537	82,077
Other stockholders’ equity	8,166	12,684

Total stockholders’ equity	749,464	726,634

Total liabilities and stockholders’ equity	$842,768	$828,677